AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amendment to that certain Amended and Restated Employment Agreement (the “Agreement”) between Markel Corporation (the “Company”) and Steven A. Markel (the “Executive”) dated September 1, 2015 is being entered into this 31st day of December, 2017.
WHEREAS, the Company and the Executive wish to amend the Agreement to reduce the Executive’s annual base salary commencing on January 1, 2018 to $150,000 commensurate with the time the parties expect and agree that the Executive will expend to perform his duties under the Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the parties agree as follows:
1. Section 3 of the Agreement entitled “Salary” is hereby amended and restated in its entirety as follows:
3. Salary. During the term of this Agreement, the Executive’s base salary shall be not less than $150,000.00 per year, which sum shall be payable in bi-weekly installments. The Executive shall be entitled to participate in the Company’s bonus program. In the event of an increase in salary or the payment of a bonus, the other terms and conditions of this Agreement shall remain in full force and effect. The salary in effect at any given time is sometimes referred to in this Agreement as “Base Salary.” There shall be withheld from all amounts due the Executive such federal and state income taxes, FICA and other amounts as may be required to be withheld under applicable law.
2. This Amendment shall become effective January 1, 2018.
3. Each party to this Amendment hereby confirms and agrees that all the other terms and conditions set forth in the Agreement shall remain in full force and effect.

/s/ Steven A. Markel	MARKEL CORPORATION
Executive

/s/ Richard R. Whitt, III
Title: Co-Chief Executive Officer

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